Exhibit 10

Ronald J. Naples
Chairman and Chief Executive Officer
March 8, 2005

Mr. Joseph W. Bauer

9 Kittansett Court

Bluffton, SC 29910

Dear Joe:

This letter states the agreements we’ve reached in consideration of and to accommodate your retirement on July 1, 2005 (“Retirement Date”). Through these agreements, Quaker Chemical Corporation (“Quaker”) is able to continue to take advantage of your years of experience in Quaker for a period after your retirement, provide for possible bonus payments for years in which you’ve been an important contributor to our results, and provide special consideration in recognition of your willingness to delay your retirement to serve our needs.

1.	Consulting

You have agreed to be available for consulting assignments from July 2, 2005 to June 30, 2006, for five days per month at $6,500 per month. From July 1, 2006 to December 31, 2006, you will be available for three days per month at $4,000 per month. Any consulting days worked in excess of these commitments are to be paid at $1,500 per day. These payments depend on your continuing availability for consulting assignments. You will also be reimbursed for reasonable expenses incurred (consistent with the company’s expense reimbursement program then in effect) in connection with the consulting services which you provide.

2.	Bonuses

Conditioned on your employment through your Retirement Date:

•	You will be paid an annual bonus, if earned, for 2005 as if you were employed for the full year and as if you were an eligible participant in Quaker’s 2001 Global Annual Incentive Plan. Any such annual bonus earned will be paid in early 2006 at the time the GAIP bonus is paid by Quaker to all participants under such Plan.

•	You will be paid an LTIP bonus, if earned, for the performance period 2003-2005 as if you were employed for the whole year 2005 and as if you were an eligible participant in Quaker’s 2001 Long-Term Incentive Plan. Any restricted stock that would otherwise be earned shall be converted to cash prior to payment using the Fair Market Value (as defined in the LTIP) of the Quaker Common Stock as of the last day of 2005.

•	For the LTIP period 2004-2006, you will be entitled to a pro rata award, if earned, based on your Retirement Date as an eligible participant in Quaker’s 2001 Long-Term Incentive Plan. Any LTIP earned will be paid in early 2007 at the time LTIP bonuses are paid to the other participants.

•	You will be paid a one-time bonus of $100,000 in January, 2007.

Quaker Chemical Corporation

One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com

T 610.832.4000 F 610.832.8682

Letter to J. W. Bauer	March 8, 2005

All of the aforementioned bonuses (except for the LTIP bonus, if earned, for the 2004-2006 period) are special bonuses awarded and to be paid outside of Quaker’s annual and long term incentive plans. In those cases, the references to those plans are only for purposes of calculating and determining any bonuses earned. Should you die following your Retirement Date, unpaid bonus payments assuming incentive bonuses are earned, will be made to your wife, if living, or otherwise to your estate.

3.	Living Expenses

From September 1, 2004, through June 30, 2005, the company will pay the expense of one round-trip flight per month (coach class) between Philadelphia and Savannah, Georgia. For the same period, Quaker will pay half the monthly rent for your local apartment. Since you extended your lease to accommodate a July 1, 2005, retirement date, Quaker will reimburse you for full lease payments through June 30, 2005, should you be terminated before then.

For all other elements related to retirement, such as, for instance, pension, SERP, options, and benefits, the provisions of applicable company plans or contracts will apply. For company benefits related to retirement, you will not be disadvantaged by any change in these provisions made as a matter of policy by Quaker between December 31, 2004 and July 1, 2005.

Should the company be sold and your Change of Control Agreement activated prior to the Retirement Date, none of the considerations enumerated in this letter will apply. If a change of control transaction occurs after the Retirement Date, then you shall be entitled to receive the aforementioned unpaid GAIP and LTIP bonuses only if payment is agreed to, and as calculated, per the terms of the acquisition agreement governing such transaction. Notwithstanding the foregoing, the provisions of your Change of Control Agreement will have no further affect and force following the Retirement Date. Further, of course, Quaker will account for these payments under applicable IRS and accounting rules, and you will be responsible for any personal tax requirements.

I’m pleased, Joe, that we’ve reached this agreement that serves both our needs. Please sign below where indicated to show your acceptance of this agreement.

Sincerely,

/s/ Ronald J. Naples

Agreed to on March 8, 2005

/s/ Joseph W. Bauer
Joseph W. Bauer

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